Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, Treasurer
(410) 568-1500

SINCLAIR TO EXCEED FIRST QUARTER REVENUE ESTIMATES

Company to Report First Quarter Financial Results on May 6, 2004

BALTIMORE (April 13, 2004) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it will exceed the Company’s previous guidance for first quarter net broadcast revenues.

The first quarter preliminary results are for net broadcast revenues of $158.3 million, an increase of 3.8% from last year’s net broadcast revenues of $152.5 million and exceeding the Company’s previous expectations released on February 5, 2004 for net broadcast revenues to be up 1.0% to 1.5%.  The approximately $4.0 million better than expected net broadcast revenue performance came from stronger demand by both core local and national advertisers and from approximately $1.3 million of additional political advertising spent in key election states such as Ohio, Florida, West Virginia, Illinois and Maine.

Sinclair will release final first quarter 2004 earnings results on Thursday, May 6, 2004 at 7:30 a.m. EDT, followed by a conference call to discuss the results at 8:45 a.m. EDT.  The dial-in number for the earnings call is 877-407-9205.

If you plan to participate on the conference call, please call two minutes prior to the start time and tell the conference operator that the subject of the conference is the “Sinclair Earnings Conference Call.”  If you cannot participate in the live conference call, a replay of the call will be available on Sinclair Broadcast Group’s web site at www.sbgi.net /Investor Information/Conference Calls. This will be the only venue through which a replay will be available.  The earnings release can be viewed at www.sbgi.net /Investor Information/Press Releases.

Members of the news media will be welcome on the call in a listen-only mode.  Key executives will be made available to members of the news media, time permitting, following the conference call.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as amended and filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

###